Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Amy Jo Meyer	J.C. Weigelt
ameyer@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Reports Third Quarter 2014 Results

ST. PAUL, Minn. – April 16, 2014 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended March 29, 2014.

First quarter highlights:

•	Constant currency sales increased 4 percent and adjusted net earnings per share increased 9 percent on a constant currency basis, demonstrating our continued ability to deliver EPS leverage

•	U.S. ICD sales increased 5 percent driven by our leadership position in quadripolar CRT therapy

•	The company announced four new CRM product approvals in the U.S., which are expected to accelerate sales in the second half of 2014

•	The company announced CE Marking and European launch of its Prodigy™ Chronic Pain System, the first and only implantable neuromodulation system that delivers Burst Technology

First Quarter 2014 Sales

The company reported net sales of $1.363 billion in the first quarter of 2014, a 2 percent increase over net sales of $1.338 billion in the first quarter of 2013. Unfavorable foreign currency translation comparisons decreased first quarter sales by approximately $25 million. On a constant-currency basis, net sales increased by 4 percent over the first quarter of 2013.

Commenting on the company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “St. Jude Medical delivered a solid first quarter by meeting or exceeding our expectations in each of our technology platforms. These results reinforce our confidence that we are on track to accelerate sales growth as our product mix shifts to faster growing markets and as we continue to launch new products that improve patient outcomes, ensure the highest quality and lower the costs of treating expensive epidemic diseases.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $687 million for the first quarter of 2014, a 1 percent increase compared with the first quarter of 2013. After adjusting for the impact of foreign currency, total CRM sales increased 3 percent.

Of that total, ICD product sales were $436 million in the first quarter, a 2 percent increase compared with the first quarter of 2013. On a constant-currency basis, total ICD sales increased 3 percent over the prior year.

First quarter pacemaker sales were $251 million, flat compared with the first quarter of 2013. On a constant-currency basis, pacemaker product sales increased 2 percent in the first quarter.

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $251 million, an 8 percent increase over the first quarter of 2013. On a constant-currency basis, AF product sales increased 10 percent over the first quarter of 2013.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $326 million for the first quarter of 2014, a 1 percent decrease compared to the first quarter of 2013. On a constant-currency basis, cardiovascular sales increased 2 percent in the first quarter.

Total structural heart product sales for the first quarter of 2014 were $154 million, approximately equal compared with the first quarter of 2013. On a constant-currency basis, structural heart sales increased 3 percent.

Sales of vascular products in the first quarter of 2014 were $172 million, a 1 percent increase on a constant-currency basis over the first quarter of 2013.

Neuromodulation

Neuromodulation product sales were $99 million in the first quarter of 2014, flat compared with the first quarter of 2013.

First Quarter Earnings Results

In the first quarter, the company recognized after-tax charges of $25 million, or $0.09 per share, primarily relating to restructuring actions associated with our previously announced organizational changes to combine our operating divisions. This integration will be conducted in a phased approach throughout 2014. Including these items, reported net earnings for the first quarter of 2014 were $249 million or $0.86 per share, compared with reported net earnings for the first quarter of 2013 of $223 million or $0.78 per share.

In accordance with GAAP, reported net earnings for the first quarter 2014 do not include any benefit from the research and development tax credit, which has yet to be extended for 2014. Including the benefit of this adjustment and excluding the first quarter charges, adjusted net earnings for the first quarter of 2014 were $278 million, or $0.96 per share, a 4 percent increase compared with adjusted net earnings for the first quarter of 2013 of $0.92 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Second Quarter and Full-Year 2014 Sales and Earnings Guidance

For the second quarter, St. Jude Medical expects revenue to be in the range of $1.385 billion to $1.465 billion. For the full-year 2014, we expect total revenue to be in the range of $5.610 billion to $5.760 billion. During a conference call today, St. Jude Medical will provide its range for revenue expectations for the second quarter and full-year 2014 by product category.

The company expects its consolidated adjusted net earnings for the second quarter of 2014 to be in the range of $0.99 to $1.01 per share and for full-year 2014 consolidated adjusted net earnings to be in the range of $3.95 to $4.00. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, restructuring charges, impairment charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation, discrete income tax adjustments and resolution of audits by tax authorities) that vary in frequency and impact on the company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

The company provides constant-currency sales growth and adjusted constant-currency net earnings per share growth because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted net earnings. St. Jude Medical management uses constant-currency growth measurements to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s first quarter earnings call can be heard live via webcast today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website investors.sjm.com.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of First Quarter 2014 Sales and Reconciliation to Constant Currency Sales Growth
(in millions)
(unaudited)	1Q14 Sales	1Q13 Sales	Reported % Change vs. 1Q13	Constant Currency % Change vs. 1Q13	Reported $ Change vs. 1Q13	Constant Currency $ Change vs. 1Q13
Total Sales	$1,363	$1,338	2%	4%	$25	$50
Total International Sales	$719	$698
Total U.S. Sales	$644	$640
Worldwide Cardiac Rhythm Management	$687	$678	1%	3%	$9	$19
International Cardiac Rhythm Management	$320	$316
U.S. Cardiac Rhythm Management	$367	$362
Worldwide ICD	$436	$427	2%	3%	$9	$13
International ICD	$169	$172
U.S. ICD	$267	$255
Worldwide Pacemakers	$251	$251	0%	2%	$0	$6
International Pacemakers	$151	$144
U.S. Pacemakers	$100	$107
Worldwide Atrial Fibrillation	$251	$233	8%	10%	$18	$24
International Atrial Fibrillation	$155	$142
U.S. Atrial Fibrillation	$96	$91
Worldwide Cardiovascular	$326	$328	-1%	2%	-$2	$7
International Cardiovascular	$212	$215
U.S. Cardiovascular	$114	$113
Worldwide Neuromodulation	$99	$99	0%	0%	$0	$0
International Neuromodulation	$32	$25
U.S. Neuromodulation	$67	$74

Reconciliation to Adjusted Diluted Net Earnings per Share Constant Currency Growth
(unaudited)
	1Q14	1Q13	% Change vs. 1Q13	Constant Currency % Change vs. 1Q13	Adj EPS Change vs. 1Q13	Constant Currency Adj EPS Change vs. 1Q13
Adjusted Diluted Net Earnings per Share (EPS)	$0.96	$0.92	4%	9%	$0.04	$0.08

Condensed Consolidated Statements of Earnings
(in millions)
(Unaudited)

	March 29, 2014	December 28, 2013
Cash and cash equivalents	$1,446	$1,373
Accounts receivable, net	1,359	1,422
Inventories	781	708
Other current assets	393	407
Property, plant & equipment, net	1,399	1,410
Goodwill	3,534	3,524
Other intangible assets, net	890	911
Other assets	489	493
Total assets	$10,291	$10,248

Current debt obligations	$63	$62
Other current liabilities	1,194	1,318
Long-term debt	3,847	3,518
Deferred income taxes, net	244	240
Long-term other liabilities	715	706
Total equity	4,228	4,404
Total liabilities & equity	$10,291	$10,248

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended

	March 29, 2014		March 30, 2013
Net sales	$1,363		$1,338
Cost of sales:
Cost of sales before special charges	382		359
Special charges	1		18
Total cost of sales	383		377
Gross profit	980		961

Selling, general & administrative expense	465		468
Research & development expense	170		160
Special charges	33		25
Operating profit	312		308
Other expense, net	20		48
Earnings before noncontrolling interest and income taxes	292		260
Income tax expense	53		38
Net earnings before noncontrolling interest	239		222
Net loss attributable to noncontrolling interest	(10)		(1)
Net earnings attributable to St. Jude Medical, Inc.	$249		$223

Adjusted net earnings attributable to St. Jude Medical, Inc. (Non-GAAP)	$278	(1)	$263	(2)

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.86		$0.78
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.96	(1)	0.92	(2)

Cash dividends declared per share	$0.27		$0.25

Weighted average shares outstanding- diluted	289.3		287.4

(1)	First quarter 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $25 or $0.09 per share:
	-	$23 charges, or $0.08 per share, primarily related to continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $34 was recorded as a Special Charge to Cost of sales ($1) and Special charges ($33).
	-	$2 charges, or $0.01 per share, related to contingent consideration fair value adjustments and other acquisition-related costs. The associated pre-tax amount of $2 was recorded as Selling, general & administrative expense.
First quarter 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $4 of income tax benefit, or $0.01 per share, for the first quarter expected benefit from the federal research and development tax credit not yet extended for 2014.

(2)	First quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $40 or $0.14 per share:
	-	$32 charges, or $0.11 per share, primarily related to previously announced business realignment and restructuring related actions as we continue to integrate our product divisions and centralize certain support functions. The associated pre-tax amount of $43 was recorded as a Special Charge to Cost of sales ($18) and Special charges ($25).
	-	$29 charges, or $0.10 per share of acquisition-related costs including a loss on a previously held cost investment. The $29 amount was recorded to Other expense, net.
	-	$21 income tax benefit, or $0.07 per share, for the benefit relating to 2012 from the federal research and development tax credit extended in the first quarter of 2013, retroactive to the beginning of the 2012 tax year.

2014 Earnings Guidance Reconciliation

	Second Quarter 2014		Full Year 2014

Estimated 2014 diluted net earnings per share attributable to St. Jude Medical,Inc.	$ 0.94 - $ 0.96		$ 3.76 - $ 3.81
Restructuring and acquisition related charges	0.04	(3)	0.15	(3)
Federal R&D tax credit 2014 extension	0.01	(4)	0.04	(4)
Estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$ 0.99 - $ 1.01		$ 3.95 - $ 4.00

(3) The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to restructuring and acquisition related activities.

(4) The federal research and development tax credit has not yet been extended for 2014. The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (non-GAAP) assumes that the tax credit will be enacted for the full year 2014.